             SUPPLEMENT TO THE OFFER TO PURCHASE DATED MAY 19, 1998

                    NATIONWIDE GROUP ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                      NATIONWIDE MUTUAL INSURANCE COMPANY
                         HAS INCREASED THE PRICE OF ITS
                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               ALLIED GROUP, INC.
                                       TO

                          $48.25 NET PER COMMON SHARE

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
 NEW YORK CITY TIME, ON MONDAY, AUGUST 31, 1998, UNLESS THE OFFER IS EXTENDED.

  THE BOARD OF DIRECTORS OF ALLIED GROUP, INC. (THE "COMPANY"), ACTING ON THE UNANIMOUS RECOMMENDATION OF A COMMITTEE CONSISTING OF ALL OF THE UNAFFILIATED
DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO
    AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY (OTHER THAN NATIONWIDE MUTUAL INSURANCE COMPANY ("PARENT") AND NATIONWIDE GROUP ACQUISITION
 CORPORATION, A WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER")) AND RECOMMENDS
   THAT ALL SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES
      PURSUANT TO THE OFFER AND, IF REQUIRED, VOTE IN FAVOR OF THE MERGER.
                            ------------------------
   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF COMMON SHARES WHICH REPRESENT A MAJORITY OF THE COMMON SHARES OF THE
   COMPANY OUTSTANDING ON A FULLY DILUTED BASIS, AND (2) PARENT AND PURCHASER
     HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS
AND CONDITIONS REASONABLY SATISFACTORY TO PURCHASER AND SUCH REGULATORY APPROVAL
   SHALL HAVE BECOME FINAL AND NON-APPEALABLE. SEE SECTION 14 OF THE OFFER TO PURCHASE AND SECTION 1 OF THIS SUPPLEMENT. THE OFFER IS NOT CONDITIONED UPON
                         PURCHASER OBTAINING FINANCING.

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Common Shares should either; (i) complete and sign one of the Letters of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letters of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letters of Transmittal, mail or deliver one of the Letters of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Common Shares to the Depositary along with the Letters of Transmittal (or a facsimile thereof) or deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of the Offer to Purchase prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Common Shares.

     Any shareholder who desires to tender Common Shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedures for book-entry transfers described in the Offer to Purchase as supplemented by Section 2 of this Supplement on a timely basis, may tender such Common Shares by following the procedures for guaranteed delivery set forth in
Section 3 of the Offer to Purchase as supplemented by Section 2 of this Supplement.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Additional copies of the Offer to Purchase, this Supplement, the revised Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

                      The Dealer Manager for the Offer is:

                           CREDIT SUISSE FIRST BOSTON
June 10, 1998

                               TABLE OF CONTENTS

INTRODUCTION................................................     1
1. Terms of the Offer; Expiration Date......................     3
2. Procedures for Tendering Common Shares...................     3
3. Price Range of Shares; Dividends.........................     3
4. Source and Amount of Funds...............................     3
5. Background of the Offer; Contacts with the Company.......     3
6. Purpose of the Offer and the Merger; Plans for the
   Company; Certain Considerations..........................     4
7. Conditions of the Offer..................................    13
8. Certain Legal Matters; Regulatory Approvals; Certain
  Litigation................................................    14
9. Miscellaneous............................................    14

To the Holders of Common Stock
of Allied Group, Inc.:

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase, dated May 19, 1998 (the "Offer to Purchase"), of Nationwide Group Acquisition Corporation ("Purchaser"), an Ohio corporation and a wholly owned subsidiary of Nationwide Mutual Insurance Company, an Ohio mutual insurance company ("Parent"), pursuant to which Purchaser is offering to purchase all outstanding shares of common stock, no par value (the "Common Shares"), of Allied Group, Inc., an Iowa corporation (the "Company"), at a price of $48.25 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and the revised Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     This Supplement should be read in conjunction with the Offer to Purchase. Except as set forth in this Supplement and the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase, and the Letter of Transmittal previously mailed to shareholders, remain applicable in all respects to the Offer. Terms used but not defined herein have the meaning set forth in the Offer to Purchase or this Supplement.

     On June 2, 1998 and June 3, 1998, representatives of Parent and the Company, together with their legal counsel and financial advisors, held meetings with respect to the negotiation of a definitive agreement.

     On June 3, 1998, the Board of Directors of the Company (the "Company Board") approved the Agreement and Plan of Merger, dated as of June 3, 1998, by and among Parent, Purchaser and the Company (the "Merger Agreement"). Thereafter, Parent, Purchaser and the Company entered into the Merger Agreement, which provides, among other things, for (i) the increase in the Offer Price from $47.00 per Common Share to $48.25 per Common Share and the modification of the conditions of the Offer, as described in Section 7 hereof, and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company with the Company continuing as the surviving corporation (the "Merger"). Pursuant to the Merger, each Common Share then outstanding at the effective time of the Merger (other than Common Shares owned by Parent or Purchaser, shares held as treasury shares by the Company and Dissenting Shares (as defined in the Merger Agreement)) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $48.25 per Common Share, net to the shareholder in cash, without interest thereon (the "Merger Consideration"), upon surrender of the certificate formerly representing such Common Shares (a "Certificate").

     According to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (Amendment No. 1) (the "Schedule 14D-9") filed on June 4, 1998 with the Securities and Exchange Commission (the "SEC"), the Company Board, acting on the unanimous recommendation of a committee consisting of all of the unaffiliated directors, determined, after consultation with its legal and financial advisors, and based upon information currently available to it, that the terms of the Offer as revised to offer cash of $48.25 per Common Share and the Merger are fair to and in the best interests of the shareholders of the Company (other than Parent and Purchaser).

     The Offer is being amended and supplemented pursuant to the terms of the Merger Agreement. For a more detailed description of the Merger Agreement, see
Section 6 of this Supplement.

     THE BOARD OF DIRECTORS OF THE COMPANY, ACTING ON THE UNANIMOUS RECOMMENDATION OF A COMMITTEE CONSISTING OF ALL OF THE UNAFFILIATED DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY (OTHER THAN PARENT AND PURCHASER) AND RECOMMENDS THAT ALL SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED, VOTE IN FAVOR OF THE MERGER.

     Morgan Stanley & Co., Incorporated ("Morgan Stanley"), financial advisor to the Company, has delivered its written opinion to the Company Board that the consideration to be received per Common Share by the holders thereof, in connection with the Offer and the Merger is fair, from a financial point of view, to such shareholders. A copy of the opinion of Morgan Stanley is attached as an exhibit to the Schedule 14D-9. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations on the review undertaken by Morgan Stanley.

     Because the Company Board approved, on June 3, 1998, the terms of the Merger Agreement and determined that the Offer and the Merger are fair to and in the best interest of the Company and its shareholders, the business combination provisions of Section 490.1110 of the Iowa Business Corporation Act have been rendered inapplicable to the Merger. Accordingly, the Offer is no longer subject to the Business Combination Condition.

     THE OFFER REMAINS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF COMMON SHARES WHICH REPRESENT A MAJORITY OF THE COMMON SHARES OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS, AND (2) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS REASONABLY SATISFACTORY TO PURCHASER AND SUCH REGULATORY APPROVAL SHALL HAVE BECOME FINAL AND NON-APPEALABLE. SEE SECTION 14 OF THE OFFER TO PURCHASE AND SECTION 1 OF THIS SUPPLEMENT. THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.

     Parent, in addition to entering into the Merger Agreement, has entered into an Agreement and Plan of Merger, dated as of June 3, 1998 (the "Allied Mutual Merger Agreement") with Allied Mutual Insurance Company ("Allied Mutual"), providing for the merger of Allied Mutual with and into Parent (the "Allied Mutual Merger"). The Allied Mutual Merger Agreement contemplates that, immediately prior to the consummation of the Allied Mutual Merger, Allied Mutual would make an extraordinary distribution of $110 million in cash to Allied Mutual's policyholders. Parent has also entered into an Agreement and Plan of Merger, dated as of June 3, 1998 (the "Allied Life Merger Agreement") providing for the merger of a subsidiary of Parent with and into Allied Life Financial Corporation ("Allied Life"), with Allied Life being the surviving corporation (the "Allied Life Merger"). In the Allied Life Merger, the holders of the outstanding shares of common stock of Allied Life (other than Allied Mutual and holders exercising dissenters' rights of appraisal) would receive $30 per share, net to the seller in cash, without interest thereon.

     The Company has represented to Purchaser and Parent that at the close of business on June 2, 1998, there were 30,114,827 Common Shares issued and outstanding, 5,174,437 Common Shares reserved for issuance upon the exercise of options or other rights to purchase Common Shares under the Company's benefit plans (of which options or rights with respect to 1,113,281 Common Shares have been granted) and 1,827,222 shares of 6- 3/4% Series Preferred Stock, no par value (the "Preferred Shares") issued and outstanding. Each of the Preferred Shares is entitled to 3.375 votes, which in the aggregate represents approximately 16.5% of the voting power of the Company on a fully diluted basis as of June 2, 1998. All of the Preferred Shares are currently held by Allied Mutual. In connection with the Allied Mutual Merger Agreement, Allied Mutual has irrevocably granted to Parent's designees, Allied Mutual's proxy to vote any securities (including the Preferred Shares) owned by Allied Mutual at any shareholders meeting (i) in favor of the Merger, and (ii) against any alternative transaction or frustrating transaction. See "Purpose of the Offer and the Merger; Plans for the Company; Certain Considerations -- Shareholder Agreement."

     Based on the foregoing, there would be 31,228,108 Common Shares outstanding on a fully diluted basis. The Purchaser believes that approximately 15,614,055 Common Shares represent a majority of the Common Shares of the Company. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if an aggregate of 15,614,055 Common Shares are validly tendered pursuant to the Offer.

     THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

     The term "Expiration Date" has been amended to mean 5:00 P.M., New York City time, on Monday, August 31, 1998, unless and until Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire. So long as the Merger Agreement is in effect, and the Offer Conditions (as defined below) have not been satisfied or waived, Purchaser shall not, and Parent shall not cause Purchaser to, have the Offer expire. See Section 6, "Purpose of the Offer and the Merger; Plans for the Company; Certain Considerations-The Merger Agreement-The Offer."

     It is Parent's and Purchaser's current expectation that the Form A hearing in Iowa will be held at the end of July 1998. A hearing date has not established with the Arizona Insurance Commissioner. Since the Offer remains conditional upon the satisfaction of the Insurance Regulatory Condition, the Purchaser is currently extending the Expiration Date to August 31, 1998 to provide sufficient time for the Form A hearing in Iowa and any order to become final and non-appealable. Depending on the outcome of the Iowa Form A hearing and the hearing to be held in Arizona, it is possible that the Offer may be extended one or more times, which time periods may, in the aggregate, be significant.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMMON SHARES.

     The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and supplemented as follows:

     The revised Letter of Transmittal and the revised Notice of Guaranteed Delivery distributed with this Supplement may be used to tender Common Shares. Tendering shareholders may also continue to use the Letter of Transmittal and Notice of Guaranteed Delivery previously distributed with the Offer to Purchase to tender Common Shares.

     SHAREHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED COMMON SHARES PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH COMMON SHARES HAVE VALIDLY TENDERED SUCH COMMON SHARES FOR PURPOSES OF THE OFFER, AS AMENDED, AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE PRICE OF $48.25 PER COMMON SHARE PURSUANT TO THE OFFER.

3. PRICE RANGE OF SHARES; DIVIDENDS.

     The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

     According to public sources, the high and low closing sale prices per Common Share on the NYSE for the Second Quarter of 1998 (through June 9, 1998) were $46 9/16 and $26.00 respectively. On June 3, 1998, the last full trading day prior to the announcement of the Merger Agreement, the last reported closing price on the NYSE Composite Tape was $46 3/16 per Common Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

4. SOURCE AND AMOUNT OF FUNDS.

     The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

     Purchaser estimates that the total amount of funds now required to purchase Common Shares pursuant to the Offer (as described in this Supplement) and to pay all related costs and expenses, will be approximately $1.55 billion. Purchaser plans to obtain all funds needed for the Offer through a capital contribution from Parent. Parent plans to obtain such funds entirely from existing cash accounts. Parent has in excess of $7.0 billion available for such purpose.

5. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

     On May 28, 1998, Parent, Purchaser and the Company entered into an agreement as to the confidentiality of settlement discussions on or before June 2, 1998 regarding the litigation filed by Parent. Beginning on May 28, 1998, representatives of Parent's financial advisor met with representatives of the Company's financial advisor on several occasions to discuss the terms of the Offer and whether a negotiated transaction could be achieved. On May 29, 1998, Parent delivered to the Company a draft merger agreement.

     On June 1, Parent indicated that it was prepared to increase its Offer to $48.25 per Common Share as part of a negotiated merger agreement and to reduce the amount of the termination fee that would be payable under certain circumstances pursuant to Parent's and Purchaser's proposed merger agreement. On June 1, the Company's financial advisor informed Parent that the Company Board determined that it was prepared in principle to recommend a transaction at that price and with the revised termination fee provision, subject to negotiation of an acceptable definitive agreement.

     On June 2, 1998 and June 3, 1998, representatives of Parent and the Company, together with their legal counsel and financial advisors, held meetings with respect to the negotiation of a definitive agreement.

     On June 3, 1998, the Company Board approved the Merger Agreement. Thereafter, Parent, Purchaser and the Company entered into the Merger Agreement, which provides, among other things, for (i) the increase in the Offer Price from $47.00 per Common Share to $48.25 per Common Share and the modification of the conditions of the Offer, as described in Section 7 hereof, and (ii) following the consummation of the Offer, the Merger. Pursuant to the Merger, each Common Share then outstanding at the effective time of the Merger (other than Common Shares owned by Parent or Purchaser, shares held as treasury shares by the Company and Dissenting Shares (as defined in the Merger Agreement)) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $48.25 per Common Share, net to the shareholder in cash, without interest thereon, upon surrender of the Certificate.

6. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.

     The discussion set forth in Section 12 of the Offer to Purchase is hereby amended and supplemented as follows:

The Merger Agreement

     Pursuant to the Merger Agreement and following the consummation of the Offer, Parent, Purchaser and the Company have agreed to effect the Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following the satisfaction or waiver of certain conditions to the Merger. Set forth below is a description of the material provisions of the Merger Agreement.

     The Offer. In the Merger Agreement, the Purchaser has agreed, subject to certain conditions, and among other things, to amend the Offer (a) to increase the purchase price offered from $47 per Common Share to $48.25 per Common Share, net to the seller in cash without interest, and (b) to modify the conditions of the Offer to those set forth below under Section 7. The Merger Agreement provides that, without the consent of the Company, the Purchaser shall not (a) reduce the number of Common Shares sought in the Offer, (b) reduce the Offer price to a price less than $48.25 per Common Share, (c) change or add to the conditions set forth below under Section 7, (d) except as provided in the next sentence, extend the Offer, (e) change the form of consideration payable in the Offer (f) waive the Minimum Condition or the Insurance Regulatory Condition without the Company's consent, or (g) amend any other term of the Offer in any manner adverse to the holders of the Shares.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase the Common Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days (for all such extensions) pursuant to this clause (C) beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. So long as the Merger Agreement is in effect, and the Offer Conditions (as defined below) have not been satisfied or waived, Purchaser shall not, and Parent shall not cause Purchaser to, have the Offer expire. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept for payment, and pay for, all Common Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer, as soon as practicable after the expiration of the Offer.

     The Merger. The Merger Agreement provides that, following the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation"), and each Common Share then outstanding (other than Common Shares owned by Parent or Purchaser, shares held as treasury shares by the Company and Dissenting Shares) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $48.25 per Common Share, net to the shareholder in cash, without interest thereon, upon the surrender of the Certificate formerly representing such Shares.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company with respect to, among other things, the organization, qualification and capitalization of the Company, the subsidiaries of the Company, the authority of the Company relative to the Merger Agreement, the absence of violations of law, required governmental filings, the statutory financial statements of the Company's insurance company subsidiaries and their actuarial reserves, the SEC filings of the Company, the absence of certain changes or events and of any undisclosed liabilities, the inapplicability of state takeover statutes, compliance with applicable laws, the assets of the Company, environmental matters, contracts of the Company, taxes and tax returns, benefit plans, labor relations, intellectual property, transactions with affiliates, voting requirements applicable to the Merger and the status of the Company's subsidiaries as regulated investment companies.

     The Merger Agreement also contains representations and warranties of Parent and Purchaser with respect to, among other things, their organization and qualification, their authority relative to the Merger Agreement, the absence of violations of law, required governmental filings, the absence of certain litigation, and their financial ability to perform.

     Covenants of the Company. In the Merger Agreement, the Company has covenanted and agreed that, among other things, during the period from the date of the Merger Agreement until the effective time of the Merger (the "Effective Time"), unless Parent shall otherwise agree in writing, or except as otherwise contemplated in the Merger Agreement, the Company and its subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers), and to keep available the services of their present officers and key employees, subject to the terms of the Merger Agreement. In addition, except as otherwise contemplated by the Merger Agreement, from the date thereof until the Effective Time, without the prior written consent of Parent, (a) the Company shall not adopt or propose any change in its Restated Articles of Incorporation or Bylaws; (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, except for regular quarterly dividends payable in an amount no greater than $0.14 per share on the Common Shares and the regular quarterly dividends per share on the Preferred Shares, or split, combine or reclassify any of the Company's capital stock, and the Company and its subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company; (c) the Company shall not, and shall not permit any of its subsidiaries to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person; (d) the Company shall not, and shall not permit any subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any material facility owned or leased by the Company or any of its subsidiaries or (ii) any assets or property which are material to the Company and its subsidiaries taken as a whole, except pursuant to existing contracts or commitments, or in the ordinary course of business consistent with past practice; (e) the Company shall not, and shall not permit any of its subsidiaries to, settle any material audit, make or change any material tax election or file materially amended tax returns; (f) the Company and its subsidiaries shall not issue any capital stock or other securities or enter into any amendment of any material term of any outstanding security of the Company, and the Company and its subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Benefit Plan (as defined in the Merger Agreement) or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by the Merger Agreement; (g) the Company shall not, and shall not permit any of its subsidiaries to, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of the Company or any of its subsidiaries other than increases in the ordinary course of business consistent with past practice; (h) the Company shall not, and shall not permit any of its subsidiaries to, enter into or amend any employment agreement or other employment arrangement with any employee of the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practices (which past practices shall not be deemed to include actions taken in connection with the Merger); (i) the Company shall not change any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such required change in GAAP or SAP (as such terms are defined in the Merger Agreement); (j) the Company shall not permit any Allied Insurer (as such term is defined in the Merger Agreement) to conduct transactions in investment assets except in compliance with the investment policies of such Allied insurance subsidiaries in effect on the date hereof and all applicable insurance laws and regulations; (k) the Company shall not, and shall not permit any of its subsidiaries to, enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that the Company, or any of its subsidiaries, (i) may as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and
(ii) may, in its capacity as a landlord, renew any lease pursuant to an option granted prior to the date hereof; and (l) none of the Allied insurance subsidiaries may make any material change in its underwriting, claims management or reserving practices.

     In addition to the foregoing, the Company has agreed that, except to the extent necessary to comply with the requirements of applicable laws and regulations, it shall not, and shall not permit any of its subsidiaries to, (a) take, or agree or commit to take, any action that would make any representation and warranty of the Company in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, (b) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however, that the Company shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (c) take, or agree to commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in the Merger Agreement not being satisfied.

     Prohibition on Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it will not, and will not permit or cause any of its subsidiaries or any of the officers or directors of it or its subsidiaries to, and shall direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 20 percent or more of the assets or any equity securities of, the Company or any of its Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) other than as set forth in the Allied Disclosure Letter, or another business combination (any such proposal or offer, an "Acquisition Proposal").

     The Merger Agreement further provides that the Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct its, and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent the Company or the Company Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time prior to the payment for Common Shares pursuant to the Offer (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from such person an executed confidentiality agreement on customary terms; (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A),
(B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that such action is reasonably likely to be necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement, taking into account the long-term prospects and interests of the Company and its shareholders.

     The Company has agreed in the Merger Agreement to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and to notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

     If, prior to the purchase of Common Shares pursuant to the Offer, there is an Acquisition Proposal which the Company Board determines represents a more favorable transaction to the Company and its shareholders than the transactions contemplated by the Merger Agreement, and if the Company Board, after consultation with outside counsel, shall have determined that failure to terminate the Merger Agreement is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable law, the Company may terminate the Merger Agreement. If the Company so elects to terminate the Merger Agreement, the Company shall, immediately prior to any such termination, pay a termination fee in the amount of $30 million in immediately available funds by wire transfer to a bank account designated by Parent.

     Stockholder Approval; Preparation of Proxy Statement. The Merger Agreement provides that as soon as practicable following the purchase of the Common Shares pursuant to the Offer, the Company shall prepare and file with the SEC the Proxy Statement, if required by applicable law. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable. Parent and Purchaser will use their reasonable best efforts to assist the Company in the preparation and filing of the Proxy Statement.

     Subject to the fiduciary obligations of the Company Board, as described above, the Merger Agreement provides that following the purchase of Shares in the Offer, if Parent and its subsidiaries shall not following such purchase own at least 90% of the Company's outstanding Common Shares and 90% of the Company's outstanding Preferred Shares, the Company will take all actions necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting, if required by applicable law, of its shareholders (the "Shareholders Meeting") to consider and vote upon the approval of the Merger Agreement and the Merger. Subject to the fiduciary obligations of the Company Board, as described above, the Merger Agreement further provides that the Company will, through the Company Board, recommend to its shareholders approval of the Merger Agreement and the Merger, and that the Company will use its reasonable best efforts to hold the Shareholders Meeting (unless, following the purchase of Common Shares in the Offer, Parent and its subsidiaries own at least 90% of the Company's outstanding Common Shares and 90% of the Company's outstanding Preferred Shares), as soon as practicable after the date of the Merger Agreement.

     For a description of the short-form merger provisions of the Iowa Business Corporation Law, which, under certain circumstances, could be applicable to the Merger, see the introduction to the Purchaser's Offer to Purchase.

     Access to Information. Pursuant to the Merger Agreement, subject to applicable law, the Company (a) shall afford to Parent's and Purchaser's accountants, legal counsel and other advisors ("Representatives") full access during normal business hours through the period immediately prior to the Effective Time to all of its and its Significant Subsidiaries' assets, books, contracts, commitments and records (including, but not limited to, tax returns), and (b) during such period, shall furnish promptly to Parent and Purchaser all such information concerning its business, assets and personnel or those of any of its affiliates, in either clause (a) or (b), as Parent or Purchaser may reasonably request. Unless otherwise required by law, Parent and Purchaser will, and will cause their Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, Purchaser or their Representatives. In the event of the termination of the Merger Agreement for any reason, Parent will, and will cause Purchaser and their respective Representatives to, return to the Company all copies of written information furnished by the Company or its Representatives to Parent, Purchaser and their Representatives and destroy all memoranda, notes and other writings prepared by Parent, Purchaser or their Representatives based upon or including the information furnished by the Company or any of its Representatives to Parent, Purchaser or their Representatives (and Parent will certify to the Company that such destruction has occurred) and neither Parent nor Purchaser shall use any such information for any purpose. Prior to the completion of the Offer and, if the Merger Agreement is terminated, during the two-year period following the date of termination, Parent will not (and will not assist or encourage others, including its subsidiaries, to) solicit the services, as employee, consultant or otherwise, of any employee of the Company, provided, that nothing in the Merger Agreement shall be deemed to prohibit general solicitations of employment of persons in Parent's ordinary course of business not directed specifically toward employees of the Company, solicitations through executive recruiting firms not directed specifically toward employees of the Company or employees that make contact with Parent.

     Reasonable Best Efforts. Each of the parties to the Merger Agreement agrees to use its reasonable best efforts to take, or cause to be taken all action, to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including, but not limited to, (i) the holding of the Shareholders Meeting and the preparation of the Proxy Statement, (ii) the obtaining of all governmental approvals, and all other necessary actions or nonactions, waivers, consents and approvals from all appropriate governmental entities and other persons and the making of all necessary registrations and filings, (iii) the obtaining of the opinions and other documents that are conditions to the closing of the Merger,
(iv) the resolution of all organizational and human resources issues relating to the transactions contemplated by the Merger Agreement, (v) the obtaining or making of all consents, environmental permits, filings or licenses necessary or desirable to ensure that the business of the Surviving Corporation may be conducted without disruption consistent with the past practice of each of the constituent companies to the Merger and (vi) the defending of any legal proceedings challenging the Merger

Agreement or the consummation of the transactions contemplated thereby, the defense of which shall, at the request of either the Company or Parent, be conducted jointly by Parent and the Company on a basis that is satisfactory to both the Company and Parent. The Company grants Parent the right to decide for purposes of the insurance regulatory hearings whether to submit regulatory applications for the Company, Allied Life and Allied Mutual concurrently or separately, and whether to conduct the regulatory hearing and approval proceedings concurrently or separately for each of the Company, Allied Life and Allied Mutual. Both the Company and Parent agree to use their reasonable best efforts to coordinate and cooperate during the regulatory approval process.

     Certain Litigation. In connection with the execution of the Merger Agreement, Parent and Purchaser agreed from and after the date of the Merger Agreement and until the Effective Time, to cease, in any and all respects, the prosecution of any litigation against the Company or any of its affiliates. In addition, Parent and Purchaser agreed that immediately following the Effective Time, they would dismiss, with prejudice, any and all litigation brought by them against the Company or against its affiliates. See Section 8 of this Supplement.

     Board of Directors; Corporate Governance. Promptly upon acceptance for payment of the Common Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Purchaser's designees to be so elected by its existing Company Board and each subsidiary of the Company and each committee of the Company Board and each such Subsidiary as will give Purchaser a majority of such directors or committee, and the Company shall, at such time, cause Purchaser's designees to be so elected. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company Board and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Company Board.

     Treatment of Stock Options; Certain Benefits. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time each option to acquire Common Shares (each, an "Option"), restricted stock award ("Restricted Stock") or stock appreciation right ("SARs" and, together with the Options and Restricted Stock, the "Awards") outstanding under any of the Company's Long-Term Management Incentive Plan, the Nonqualified Stock Option Plan, the Stock Option Plan, the Executive Equity Incentive Plan or any other similar plan, arrangement or agreement (together, the "Company Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested and shall be canceled or repurchased and, in consideration of such cancellation or repurchase, the Company shall pay to the holder of such Award an amount in respect thereof equal to the product of (A) the Applicable Amount, multiplied by (B) the number of shares subject thereto (such payment to be net of applicable withholding taxes). The term "Applicable Amount" shall mean (i) in the case of Awards of Restricted Stock, the Merger Consideration, (ii) in the case of Awards of Options, the excess of (A) the Merger Consideration over (B) the exercise price of such Option or (iii) in the case of Awards of SARs, the excess of (A) the Merger Consideration over (B) the grant price of such SAR.

     The Merger Agreement provides that, for a period of at least one year following the Effective Time, Parent shall provide each employee or former employee of the Company or any of its subsidiaries with (i) the same basic compensation (including base salary, wages or commissions) and annual incentive opportunity, to the extent applicable, and (ii) benefits, which, not individually but in the aggregate, are substantially comparable, in each case to the compensation and benefits that were provided to such employee or former employee by the Company or any of its subsidiaries (including, but not limited to, any Allied Benefit Plan) as of immediately prior to the Effective Time, provided that the foregoing items (i) and (ii) shall not be deemed to require Parent to offer an employee stock ownership plan or other equity related arrangement. Parent is not required to continue any such employee's employment following the Effective Time, provided, however, that, in the event that any such employee is terminated involuntarily following the Effective Time and prior to the first anniversary thereof by action of Parent or any of its subsidiaries, such employee shall receive at least the same severance and termination benefits as he or she would have received under the terms of the applicable Allied Benefit Plan, as in effect immediately prior to the Effective Time. From and after the Effective Time, for purposes of determining eligibility, but not for purposes of benefit accrual under the Parent defined benefit plan, and for purposes of determining entitlement to vesting and entitlement to vacation, severance and other benefits for employees under any compensation, severance, welfare, pension (but not for purposes of benefit accrual), benefit, savings or other plan of Parent or any of its subsidiaries in which employees of the Company or any of its subsidiaries become eligible to participate, service with the Company or any of its subsidiaries shall be credited as if such service had been rendered to Parent or such Purchaser subsidiary; provided that Parent may, in lieu of providing retiree medical coverage under Parent's retiree medical plan, cause the Company to continue to offer its retiree medical plan as currently in effect to its current and former employees. For purposes of each outstanding Company short-term, mid-term and long-term incentive award held by any Company employee that is based in whole or in part on the achievement of any performance or other similar criteria, such award shall be adjusted, as determined by Parent in consultation with the Company, to reflect factors that adversely impact the opportunity of such Allied employee to achieve such performance or other criteria, and which shall include financial advisory, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

     Indemnification and Insurance. The Merger Agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation by or in the right of the Company or any of its subsidiaries, in which any of the present officers or directors (the "Indemnified Parties") of the Company or any of its subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties to the Merger Agreement will cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent, jointly and severally, shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and, in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain one counsel satisfactory to them unless there are conflicts under applicable professional standards, and the Company, or the Surviving Corporation and Parent after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (ii) the Company and the Surviving Corporation and Parent will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, that neither the Company nor the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Parent shall have no obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law.

     The Merger Agreement further provides that Parent shall cause the Surviving Corporation to keep in effect in its By-Laws a provision for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provides for indemnification of the Indemnified Parties to the full extent permitted by applicable law.

     In addition, the Merger Agreement provides that Parent shall cause to be maintained in effect, for not less than six years from the Effective Time, the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium currently paid by the

Company and its Subsidiaries for such insurance on the date of the Merger Agreement, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate, and Parent, in addition to the indemnification described above, shall indemnify the Indemnified Parties for the balance of such insurance coverage on the same terms and conditions as though Parent were the insurer under those policies.

     Conditions to the Merger. The respective obligation of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction, prior to the closing of the transactions contemplated by the Merger Agreement, of the following conditions: (a) the Offer shall have been successfully completed; (b) if required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by the vote of the shareholders of the Company at the Shareholders Meeting called for such purpose; and (c) no order entered or law promulgated or enacted by any governmental entity shall be in effect which would prevent the consummation of the Merger or any other material transactions completed by the Merger Agreement, and no proceeding brought by a governmental entity shall have been commenced and be pending which seeks to restrain, enjoin, prevent, or materially delay or restructure the Merger or any other material transactions contemplated by the Merger Agreement.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Parent or of Allied: (a) by mutual consent of Parent and the Company; (b) by Parent, if the Board of Directors of the Company withdraws its recommendation to the Company's shareholders to approve the Merger; (c) by Parent or the Company, if consummation of the Merger is barred by a permanent injunction which is final and non-appealable; (d) by the Company, if prior to the purchase of Common Shares pursuant to the Offer, there is an Acquisition Proposal which the Company Board determines represents a more favorable transaction to the Company and its shareholders than the transactions contemplated by the Merger Agreement, and if the Company Board, after consultation with outside counsel, shall have determined that failure to terminate the Merger Agreement is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable law; (e) by the Company prior to the completion of the Offer, upon a material breach of any representation or warranty of Parent or Parent's failure to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Parent or Purchaser shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 Business Days (as defined in the Merger Agreement) after written notice thereof has been given to Parent (materiality being construed in light of the transactions contemplated by the Merger Agreement); (f) by Parent prior to the completion of the Offer, upon a material breach of any representation, or warranty of the Company or the Company's failure to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of the Company shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 Business Days after written notice thereof has been given to the Company (materiality being construed in light of the transactions contemplated by the Merger Agreement); or
(g) by Parent or by the Company, if Common Shares shall not have been purchased pursuant to the Offer by December 31, 1998 (the "Termination Date"), provided that such right to terminate the Merger Agreement shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of such purchase to occur by such date.

     Fees and Expenses. The Merger Agreement provides that, if the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses, except for expenses incurred in connection with the printing, mailing and solicitation of proxies from shareholders and all filing fees and related expenses, which shall be borne equally by Parent and the Company.

     Notwithstanding the foregoing provisions, as described under "Prohibition on Solicitation", above, if prior to the purchase of Common Shares pursuant to the Offer, there is an Acquisition Proposal which the Company Board determines represents a more favorable transaction to the Company and its shareholders than the transactions contemplated by the Merger Agreement, and if the Company Board, after consultation with outside counsel, shall have determined that failure to terminate the Merger Agreement is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company may terminate the Merger Agreement. If the Company so elects to terminate the Merger Agreement, the Company shall, immediately prior to any such termination, pay a termination fee, in the amount of $30 million in immediately available funds, by wire transfer to a bank account designated by Parent. In the event of a termination by Parent for a willful breach of a representation or warranty by the Company, the Company shall pay Parent $10 million in immediately available funds.

     The Company will also pay a $30 million termination fee following the termination of the Merger Agreement by Parent (i) following a withdrawal by the Company Board of its recommendation that the shareholders approve the Merger Agreement (other than if the recommendation is withdrawn because the conditions to the consummation of the Merger cannot be fulfilled for any reason other than a breach by the Company), or (ii)(A) by virtue of an uncured breach of covenant by the Company or (B) after the Termination Date, in each case if termination follows the making of an Acquisition Proposal by a third party, and with the termination fee payable only upon the execution, within one year of such termination, of a definitive agreement implementing an Acquisition Proposal.

     Amendment. The Merger Agreement may be amended by the parties thereto at any time before or after the approval of the Merger Agreement by the shareholders of the Company, but after such approval no amendment or modification shall be made which in any way materially adversely affects the rights of such shareholders without the further approval of such shareholders. The Merger Agreement may not be amended, modified or supplemented except by written agreement of the parties thereto.

Shareholder Agreement

     The Shareholder Agreement dated as of June 3, 1998, by and among Parent, Purchaser and Allied Mutual with respect to the Common Shares and Preferred Shares owned by Allied Mutual is summarized below:

     Pursuant to the Shareholder Agreement, Allied Mutual agrees to tender, and not to withdraw, the Common Shares it holds pursuant to the Offer. Allied Mutual further agrees (i) not to sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract (as defined therein), option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Common Shares or Preferred Shares held by Allied Mutual (collectively, the "Securities") to any person other than Parent or Parent's designee, (ii) not to enter into any voting arrangement, whether by proxy, voting agreement, voting, trust, power-of-attorney or otherwise, with respect to the Securities.

     Allied Mutual agrees not to, and agrees not to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of Allied Mutual to, directly or indirectly (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal.

     At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, Allied Mutual agrees to, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) Allied Mutual's Securities in favor of the Merger, the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which Allied Mutual's vote, consent or other approval is sought, Allied Mutual will vote (or cause to be voted) Allied Mutual's Securities against (i) any merger (other than the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement including any consent to the treatment of any Securities in or in connection with such transaction (collectively, "Frustrating Transactions").

     The Shareholder Agreement terminates upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the termination of the Allied Mutual Merger Agreement.

     Allied Mutual irrevocably grants to, and appoints, any individual who shall be designated by Parent as Allied Mutual's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Allied Mutual, to vote Allied Mutual's Securities, or grant a consent or approval in respect of such Securities, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, and (ii) against any Alternative Transaction or Frustrating Transaction.

7. CONDITIONS OF THE OFFER.

     The discussion set forth in Section 14 of the Offer to Purchase is hereby amended and supplemented as follows:

     Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), to pay for Common Shares not theretofore accepted for payment or paid for (i) unless any one or more of the Minimum Condition or the Insurance Regulatory Approval Condition has not been satisfied, and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Common Shares pursuant to the Offer shall not have expired or been terminated, or (ii) if at any time on or after the date of the Merger Agreement and at or before the time that the particular Common Shares are accepted for payment (whether or not any other Common Shares shall theretofore have been accepted for payment or paid for pursuant to the Offer) any of the following conditions exists:

          (a) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States which has a material adverse effect on the general economic conditions in the United States;

          (b) any statute, rule, regulation, a temporary, preliminary or permanent order or injunction shall be promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Merger or performance under the Merger Agreement, by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that (i) prohibits the consummation of the Offer or the Merger or (ii) imposes material limitations on the ability of Purchaser effectively to exercise full rights of ownership with respect to the Common Shares, including, without limitation, the right to vote any Common Shares purchased by it on all matters properly presented to the stockholders of the Company or to operate a material portion of the business of the Company and its subsidiaries; provided that Parent and Purchaser shall have used their reasonable best efforts to have any such decree, order or injunction vacated or reversed;

          (c) the Company shall have entered into an agreement obligating the Company to accept an Acquisition Proposal (as defined in the Merger Agreement) with a person other than Purchaser or an affiliate of either;

          (d)(i) the Company shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements under the Merger Agreement (materiality being construed in light of the transactions contemplated by the Merger Agreement), (ii) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of the scheduled or extended expiration of the Offer, as if made as of such dates (provided that representations and warranties made as of a specified date prior to the date of the Merger Agreement, need only be true as of such date), unless the failure to be so true and correct (without regard to any materiality qualifiers) would not, in the aggregate, be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) or (iii) the representations and warranties of the Company contained in Sections 4.2 or 4.4 of the Merger Agreement shall not be true and correct in all material respects;

          (e) the Company Board shall have withdrawn its recommendation or modified its recommendation in a manner adverse to Parent or Purchaser; or

          (f) the failure to obtain any Governmental Approvals (as defined in the Merger Agreement), which failure, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser in their sole discretion, regardless of the circumstances giving rise to any such conditions or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (subject to the terms of the Merger Agreement). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

8. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; CERTAIN LITIGATION.

     The discussion set forth in Section 15 of the Offer to Purchase is hereby amended and supplemented as follows:

     In connection with the execution of the Merger Agreement, Parent and Purchaser agreed from and after the date of the Merger Agreement and until the Effective Time, to cease, in any and all respects, the prosecution of any litigation against the Company or any of its affiliates. In addition, Parent and Purchaser agreed that immediately following the Effective Time, they would seek the dismissal, with prejudice, of any and all litigation brought by them against the Company or any of its affiliates.

  Certain Litigation

     On December 31, 1997, a complaint was filed by Mary M. Rieff, a policyholder of Allied Mutual, in the Iowa District Court in and for Polk County Iowa, against the Company and certain other individuals who are or were officers and/or directors of Allied Mutual and the Company. The complaint, an alleged policyholder derivative action brought on behalf of Allied Mutual, asserts, among other things, (a) that the defendants were responsible for the inappropriate transfer of Allied Mutual's corporate assets, the seizure of certain corporate opportunities, and the implementation of an improper de facto demutualization without informing or compensating policyholders or receiving the appropriate approval from regulatory authorities; (b) that this allegedly wrongful demutualization began on or about January 1, 1985 and was accomplished through transfer of Allied Mutual's assets to the Company and to the individual defendants for inadequate consideration; (c) that the individual defendants breached fiduciary duties owed to Allied Mutual, wasted its corporate assets, and intentionally interfered with its contracts, prospective business advantage, and business relationships; and (d) that the defendants improperly transferred substantial ownership of and control over the Company and Allied Mutual's insurance business. The complaint further asserts that as a result of the foregoing, Allied Mutual and its policyholders have suffered damages in excess of $500 million. The complaint requests and accounting of the assets allegedly wrongfully transferred to the Company and compensation to Allied Mutual for the value of such assets, for the seizure of corporate opportunities, and for the de facto demutualization of Allied Mutual. The complaint also asks for certain other relief, including attorney's fees and costs, equitable relief and interest, and restitution for any assets wrongfully transferred or conveyed.

     On June 1, 1998, a motion was filed by Mary M. Rieff seeking to enjoin the defendant directors of Allied Mutual from considering, negotiating or approving any transaction on behalf of Allied Mutual with Parent or any third party because of alleged conflicts of interest of the members of the Board of Directors of Allied Mutual.

     On June 4, 1998, the complaint was amended to include a class action component.

9. MISCELLANEOUS.

     Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they may not be available at the regional offices of the SEC).

                                    NATIONWIDE GROUP ACQUISITION CORPORATION

June 10, 1998

     Facsimile copies of one of the Letters of Transmittal, properly completed and duly signed, will be accepted. The Letters of Transmittal, certificates for the Common Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

              By Mail:                      By Overnight Courier Delivery:                      By Hand:
        Post Office Box 3301                  85 Challenger Road -- Mail                120 Broadway, 13th Floor
     South Hackensack, NJ 07606                      Drop - Reorg                          New York, NY 10271
        Attn: Reorganization                   Ridgefield Park, NJ 07660                  Attn: Reorganization
             Department                          Attn: Reorganization                          Department
                                                      Department

                           By Facsimile Transmission:
                                 (201) 329-8936
                             Confirm by Telephone:
                                 (201) 296-4860

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, this Supplement, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Common Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.

                               Wall Street Plaza
                               New York, NY 10005
                Bankers and Brokers call collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
               INTERNET: World Wide Web http://www.georgeson.com

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                               New York, NY 10010
                         Call Toll Free: (800) 863-6558